Exhibit 5.2

[Notepaper of William Fry]

Our Ref	020533.0010.MAT	8 October 2010

SSI Investments II Limited

Block 3

Harcourt Centre

Harcourt Road

Dublin 2

Ireland

- and -

SSI Co-Issuer LLC

107 Northeastern Boulevard

Nashua

New Hampshire 03062

United States

Registration under the United States Securities Act 1933 as amended of the US$310,000,000

11.125% senior notes due 2018 of SSI Investments II Limited and SSI Co-Issuer LLC (the

“Outstanding Notes”) in exchange for US$310,000,000 11.125% senior notes due 2018 of SSI

Investments II Limited and SSI Co-Issuer LLC (the “Exchange Notes”)

Dear Sirs,

1.	Capacity and Basis

1.1	We have acted as Irish Solicitors to SSI Investments II Limited (the “Issuer”) and to the companies listed in the Schedule hereto (together the “Guarantor Companies” and individually a “Guarantor Company” and, together with the Issuer, the “Companies”) in connection with the filing by the Issuer and the Guarantor Companies of a registration statement on Form S-4 (the “Registration Statement”) with the United States Securities and Exchange Commission under the United States Securities Act 1933, as amended (the “Securities Act”).

1.2	This Opinion is given solely for the purposes of the filing of the Registration Statement under the Securities Act, is not to be used, circulated or quoted or otherwise relied upon for any other purpose and is based on the assumptions and subject to the reservations and qualifications set out below. This Opinion is solely for the benefit of the Issuer and SSI Co-issuer LLC (the “Co-Issuer” and, together with the Issuer, the “Issuers”) and may also be relied upon by the Issuers’ special counsel, Ropes & Gray LLP, in connection with the filing of the Registration Statement and its opinion with respect to the validity of the securities being registered thereunder. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement under the Securities Act and to the use of our name in the prospectus contained therein under the caption “Legal Matters”. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

2.	Documents

For the purpose of issuing this Opinion Letter we have reviewed and relied upon each of the following documents (each a “Document” and collectively, the “Documents”):

2.1	A certificate from the Company Secretary of each Company dated 8 October 2010 as to certain matters to be relied on by us (together the “Companies Certificates” and individually a “Company Certificate”) copies of which are annexed hereto marked as “Annex A”.

2.2	A copy of the Issuers’ and Guarantor Companies’ registration statement on Form S-4 relating to the Exchange Notes a copy of which is annexed hereto marked as “Annex B”.

2.3	A copy of an offering memorandum dated 21 May 2010 prepared by the Issuers and the Guarantor Companies in connection with the Outstanding Notes, a copy of which is annexed hereto as “Annex C”.

2.4	A copy of the executed Indenture dated 26 May 2010 between (1) the Issuer, (2) the Co-Issuer (3) each of the guarantors party thereto and (4) Wilmington Trust FSB (the “Trustee”) (the “Indenture”), a copy of which is annexed hereto as “Annex D”.

2.5	A copy of the executed First Supplemental Indenture dated 25 June 2010 between (1) the Issuer, (2) the Co-Issuer, (3) each of the Guarantor Companies and (4) the Trustee, a copy of which is annexed hereto as “Annex E”.

2.6	A copy of the executed Regulation S Temporary Global Note and the Restricted Global Note, copies of which are annexed hereto as “Annex F1” and “Annex F2” respectively.

2.7	A copy of the executed Purchase Agreement dated 21 May 2010 between (1) the Issuer, (2) the Co-Issuer, (3) Morgan Stanley & Co. Incorporated, (4) Barclays Capital Inc. and (5) Deutsche Bank Securities Inc., a copy of which is annexed hereto marked “Annex G”.

2.8	A copy of the executed Registration Rights Agreement dated 26 May 2010 between (1) the Issuer, (2) the Co-Issuer, (3) the guarantors named therein, (3) Morgan Stanley & Co. Incorporated, (4) Barclays Capital Inc. and (5) Deutsche Bank Securities Inc., a copy of which is annexed hereto marked “Annex H”.

2.9	A copy of the executed Purchase Agreement Joinder as of 25 June 2010 executed by each of the Guarantor Companies a copy of which is annexed hereto marked “Annex I”.

2.10	A copy of the Joinder Agreement to Registration Rights Agreement dated 26 June 2010 executed by each of the Guarantor Companies, a copy of which is annexed hereto marked “Annex J”.

2.11	The report of searches made against each Company by Brady & Co. independent law searchers, on our behalf on 8 October 2010 in the Irish Companies Registration Office in Dublin and the Central Office of the High Court, Dublin for winding-up petitions and judgments registered against the companies (together the “Searches”) a copy of which is amended hereto marked (“Annex K”).

2.12	A copy of the Certificate of Incorporation of each of the Companies (together the “Certificates”) and the Memorandum and Articles of Association of each of the Companies, which are attached to the respective Companies Certificates as Appendix I thereto.

2.13	A copy of the resolutions passed at:

2.13.1	meetings of the board of directors of the Issuer held on 19 May 2010 and 7 October 2010;

2.13.2	a meeting of the board of directors of SSI Investments III Limited (“SSI III”) held on 19 May 2010;

2.13.3	a meeting of the board of directors of Skillsoft Limited held on 25 June 2010;

2.13.4	a meeting of the board of directors of Skillsoft Ireland Limited held on 25 June 2010;

2.13.5	a meeting of the board of directors of CBT (Technology) Limited held on 25 June 2010; and

2.13.6	a meeting of the board of directors of Stargazer Productions held on 25 June 2010.

2.14	The documents referred to in Clauses 2.2 to 2.5 (inclusive) and Clauses 2.7 to 2.10 (inclusive) are hereinafter referred to as the “Transaction Documents” and individually as a “Transaction Document”.

3.	Opinions

Based on our review of the Documents and upon the assumptions listed at Clause 4, and subject to all applicable bankruptcy, insolvency, liquidation, examinership, re-organisation, moratorium and other laws relating to the enforcement of creditors’ rights generally and to the reservations and qualifications set out in Clauses 5 and 6, we express the following opinions:

3.1	The Issuer is a private limited company duly incorporated and validly existing as a legal entity under the laws of Ireland and has the corporate power and authority to conduct its business within the limits of its objects clause as set forth in its memorandum and articles of association.

3.2	Each of the Guarantor Companies is a private company duly incorporated and validly existing as a legal entity under the laws of Ireland and each has the corporate power and authority to conduct its business within the limits of its objects clause as set forth in its memorandum and articles of association.

3.3	The Issuer has the corporate power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party. The Issuer has taken all requisite corporate action to authorise the signature or execution and the delivery of the Transaction Documents to which it is a party and the performance by it of its obligations thereunder. The Issuer has duly executed and delivered the Transaction Documents to which it is a party.

3.4	Each Guarantor Company has the corporate power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party. Each Guarantor Company has taken all requisite corporate action to authorise the signature or execution and the delivery of the Transaction Documents to which it is a party and the performance by it of its obligations thereunder. Each Guarantor Company has duly executed and delivered the Transaction Documents to which it is a party.

4.	Assumptions

For the purpose of issuing this Opinion Letter we have made the following assumptions, without independent verification:

4.1	That the copies of each Document referred to herein as being reviewed by us are true, complete and accurate copies of the originals thereof as in effect on the date hereof without any amendment or modification thereto.

4.2	The authenticity of all signatures and/or corporate seals on, and the capacity of all individuals who signed, any of the Documents.

4.3	That the Companies Certificates fully and accurately state the position as to the matters of fact or opinion referred to therein and that the position as stated therein in relation to any factual matter or opinion pertains as of the date hereof.

4.4	That the copies produced to us of minutes of the meetings of the boards of directors of each of the Companies (together the “Boards” and individually a “Board”) are true copies and correctly record the proceedings at such meetings and the resolutions approved thereat; that such meetings were quorate and duly convened and held, that those present at such meetings acted bona fide in the interests of the Company throughout, that the provisions contained in the Companies Acts 1963 to 2005 and Parts 2 and 3 of the Investment Funds, Companies and Miscellaneous Provisions Act 2006 and the Companies (Amendment) Act 2009 and the Companies (Miscellaneous Provisions) Act 2009 (all of which provisions are referred to collectively in this Opinion Letter as the “Companies Acts”), including all acts of the Oireachtas and statutory instruments which are to be read as one with, or construed or read together as one with, the Companies Acts and every statutory modification or re-enactment thereof for the time being in force (or, where the context so admits or requires, any one or more of such Acts) and/or the Articles of Association of the Companies relating to the declaration of the interests of the Directors and the powers of interested Directors to vote were duly observed, that all resolutions set out in such copy were duly passed and that no further resolutions of the Boards or any committee thereof have been passed, or corporate or other action taken, which would or might alter the effectiveness thereof.

4.5	That the copy produced to us of the written resolutions of the shareholder(s) of each of the Guarantor Companies (other than SSI III) is a true copy and correctly records the resolution approved by the shareholder(s) of the Guarantor Companies (other than SSI III), that such written resolutions were duly signed by or on behalf of all the shareholders of the Company and that no further resolutions of the shareholders of any of the Guarantor Companies, the Boards or any committee thereof have been passed, or corporate or other action taken, which would or might alter the effectiveness thereof.

4.6	That it is in the interests of (and will commercially benefit) the Companies to enter into the Agreements.

4.7	That none of the Companies are or were, at the date of execution or signature, or the effective date of, any of the Documents, and will not, as a result of the transactions contemplated by the Documents, become insolvent or unable to pay its debts, or be deemed to be so under any applicable statutory provision, regulation or law.

4.8	That, in so far as the laws of any other jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of the rights or obligations expressed in the Transaction Documents or the transactions contemplated by the Transaction Documents and that there is no provision of the laws of any jurisdiction (other than Ireland) that would have a bearing on any of the matters opined upon herein and, to the extent that any of the Companies requires any authorisation, consent or approval from any public, administrative or governmental body in any jurisdiction outside of Ireland in relation to all or any of such matters, that it has obtained each such authorisation, consent or approval and has complied, and will continue to comply, with any conditions attaching thereto.

4.9	That the obligations expressed to be assumed by all the parties, other than the Companies, pursuant to each Document have been validly assumed and are legal,

valid, binding and enforceable obligations of each of them under all applicable laws and that each Document has been duly authorised, executed and delivered by the parties thereto other than the Companies.

4.10	That there are no agreements or arrangements in existence or contemplated between the parties (or any of them) to the Documents which in any way amend, add to or vary the terms or conditions of the Documents or the respective rights and interests of the parties thereto.

4.11	That there are no contractual or similar restrictions or other arrangements binding on any of the Companies which could affect the conclusions in this Opinion Letter.

4.12	That none of the Companies were induced by fraud, misrepresentation or by any similar circumstance to enter into the Documents or any of them.

4.13	That no transaction or transactions, involving a direct or indirect transfer or issuance of shares, has or have taken place which should have been notified to the Irish Financial Services Regulatory Authority (or any predecessor regulator) under applicable legislation, and which was or were not so notified.

4.14	That, in accordance with Section 60 (2) (b) of the Companies Act 1963 (as amended), each Guarantor Company (other than SSI III):

4.14.1	has appended to the written resolution passed in accordance with section 141 (8) Companies Act 1963 to approve the giving of such financial assistance, a copy of a statutory declaration which complies with subsections (3) and (4) of Section 60 Companies Act 1963; and

4.14.2	also has delivered within 21 days after the date on which the financial assistance was given, a copy of the said statutory declaration to the registrar of companies for registration;

4.15	For the purposes of Part III of the Companies Act 1990 that each of the Guarantor Companies are subsidiaries of the Issuer within the meaning of Section 155 of the Companies Act 1963.

5.	Reservations and Qualifications

This Opinion Letter is given subject to the following reservations and qualifications:

5.1	The opinions in this Opinion Letter are given solely on the basis of a review of the Documents and the applicable law with regard to the matters specified herein. The opinions are given only in respect of the laws of Ireland in effect as of the date of this Opinion Letter and as to the facts and circumstances as stated herein in existence at such date and this Opinion Letter is not to be taken as expressing any opinion with regard to any matter governed by the laws of any jurisdiction other than Ireland.

5.2	For the purpose of the opinions given in Clauses 3(a) and 3(b) that the Companies are duly incorporated and validly existing under the laws of Ireland, we have relied solely upon the Searches which did not disclose that any steps have been taken to appoint a receiver to, any of them or examiner of, any of the Irish Companies or over any of its assets or to liquidate it or wind any of them up or in any other manner to terminate their legal existence. It should be noted that the records held by the Companies Registration Office and/or the High Court may not necessarily be up to date or relevant filings may not have been made and, as a consequence, this may affect the results or accuracy of any searches in those offices.

5.3	The terms “binding” and/or “enforceable” as used in this Opinion Letter (whether separately or in conjunction with one another) mean that the obligations are of a type which the Irish courts generally enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms or that any particular remedy will be available. In particular (without limitation):

5.3.1	enforcement may be limited by laws from time to time relating to bankruptcy, insolvency, liquidation, receivership, re-organisation, moratoria, court schemes, court protection, (including, without limitation, the provisions of the Companies Acts relating to the appointment of an examiner), preferential creditors, fraudulent preference, limitation of action and laws of general application relating to or affecting the rights of creditors;

5.3.2	claims may be or become the subject of set-off or counterclaim;

5.3.3	enforcement may be limited by the doctrines of good faith and fair dealings and by general principles of equity—for example specific performance, injunctive relief and other equitable remedies are discretionary and may not be available where damages are considered by the court to be an adequate remedy;

5.3.4	provisions (including provisions for default interest) imposing additional obligations in the event of breach or default or late payment may be unenforceable to the extent that they are adjudicated to be a penalty;

5.3.5	where obligations are to be performed in a jurisdiction outside Ireland, they may not be enforceable in Ireland to the extent that performance would be illegal under the laws of that other jurisdiction;

5.3.6	claims may become barred under relevant statutes of limitation if not pursued within the time limited by such statutes;

5.3.7	enforcement may also be limited as a result of (A) the provisions of Irish law applicable to contracts held to have become frustrated by events happening after their execution or signature, or (B) any breach of the terms of an agreement by the party seeking to enforce the same;

5.3.8	any calculation, determination, certificate, acknowledgement or opinion, and the exercise of any discretion, under or in relation to any of the Agreements may be the subject of judicial enquiry and review (including enquiry into the manner in which any of the foregoing was arrived at and the grounds on which it is based), and accordingly may not be final, conclusive, binding or enforceable, notwithstanding any provision in any Agreement to that effect; and

5.3.9	a waiver of any defences to any proceedings may not be enforceable.

5.4	Any judgment of the Irish courts for monies due under any of the Transaction Documents may be expressed in a currency other than euro but the order may issue out of the Central Office of the Irish High Court expressed in euro by reference to the official rate of exchange prevailing on the date of issue. In addition, in a winding-up in Ireland of an Irish-incorporated company, all foreign currency claims must be converted into euro for the purposes of proof. The rate of exchange to be used to convert foreign currency debts into euro for the purpose of proof in a winding-up is the spot rate (in the case of a compulsory winding-up) on the date of the winding-up order and (in the case of a voluntary winding-up) on the date of the relevant winding-up resolution.

5.5	Any term of an agreement may be amended orally by the parties notwithstanding any provision to the contrary in such agreement, and documents may be impliedly amended by later agreements or a course of dealing between the parties thereto, notwithstanding any provision to the contrary therein contained.

5.6	Any provision in any of the Agreements providing for severance of provisions in the event of illegality, invalidity or unenforceability may not be effective, depending on the nature of the illegality, invalidity or unenforceability in question.

5.7	An Irish Court may refuse to give effect to any provision of an agreement which amounts to an indemnity in respect of the costs of unsuccessful litigation brought before an Irish court or where the court has itself made an order for costs.

5.8	Section 131 of the Stamp Duties Consolidation Act 1999 renders void every contract, arrangement or undertaking for assuming the liability on account of “absence or insufficiency of stamp” upon an instrument or indemnifying a person against such liability, absence or insufficiency.

5.9	The effectiveness of any provision in any of the Documents purporting to exculpate a party from a liability, obligation or duty otherwise owed is limited by Irish law.

5.10	An Irish court has power to stay an action if concurrent proceedings are being brought elsewhere.

5.11	The Transaction Documents may not be valid or enforceable under Irish law to the extent that any obligation thereunder is unenforceable on account of illegality, misrepresentation or fraud or is overridden by considerations of public policy.

5.12	There is an error in the shareholder resolutions referred to in the minutes of the meetings of the board of directors of SkillSoft Ireland Limited, CBT (Technology) Limited and Stargazer Productions held on 25 June 2010 in that it is apparent from the transactions described in the Transaction Documents that such resolutions should have included the words “in connection with the acquisition of and/or subscription for shares in SkillSoft Limited” rather than the words “in connection with the acquisition of shares in the Company” which were actually used.

5.13	There is an error in the statutory declaration referred to in the minutes of the meeting of the board of directors of SkillSoft Limited held on 25 June 2010 in that it is apparent from the transactions described in the Transaction Documents that such statutory declaration should have included, at paragraph 4 thereof, the words “in connection with the acquisition of and/or subscription for shares in the Company and/or its holding companies” rather than the words “in connection with a subscription for shares in the Company and its holding companies” which were actually used.

5.14	There is an error in the statutory declarations referred to in the minutes of the meetings of the board of directors of SkillSoft Ireland Limited, CBT (Technology) Limited and Stargazer Productions held on 25 June 2010 in that it is apparent from the transactions described in the Transaction Documents that such statutory declarations should have included, at paragraph 4 thereof, the words “in connection with the acquisition of and/or subscription for shares in SkillSoft Limited and/or its holding companies” rather than the words “in connection with a subscription for shares in the Company and its holding companies” which were actually used.

5.15	We give no opinion as to the adequacy of the inquiry into the affairs of the Guarantor Companies (other than SSI III) which the directors swearing the statutory declaration in respect of the relevant Guarantor Company referred to in Clause 4.14 may have made for the purposes of swearing the said statutory declaration or as to the existence or otherwise of reasonable grounds for the opinion formed by any such director that the relevant Guarantor Company, having carried out the transaction whereby the assistance was to be given, would be able to pay its debts in full as they became due.

6.	General

Save where otherwise specified, a reference in this Opinion Letter to a Clause, is to a Clause of this Opinion Letter.

This Opinion Letter speaks only as of the date hereof and we disclaim any obligation to advise you or anyone else of changes of law or fact that occur after the date hereof. This Opinion Letter is given on the basis that it will be construed in accordance with, and governed in all respects by, the laws of Ireland which shall apply between us and all persons interested.

Yours faithfully,	Yours faithfully,

/s/ Ken Casey	/s/ Alvin Price
WILLIAM FRY	WILLIAM FRY
Solicitors	Solicitors

SCHEDULE

SSI Investments III Limited

SkillSoft Limited

SkillSoft Ireland Limited

CBT (Technology) Limited

Stargazer Productions